Exhibit 99.1

FORM OF INSTRUCTIONS

FOR USE OF

SUBSCRIPTION

RIGHTS CERTIFICATES

CONSULT THE RIGHTS AGENT, YOUR BANK OR BROKER

AS TO ANY QUESTIONS

The following instructions relate to a rights offering (the “Rights Offering”) by StemCells, Inc., a Delaware corporation (“StemCells”), to the holders of record (the “Recordholders”) of its common stock, par value $0.01 per share (the “Common Stock”) or warrants of StemCells (the “Warrants”), as described in the accompanying StemCells prospectus dated,             , 2016 (the “Prospectus”). Recordholders of Common Stock or Warrants as of 5:00 p.m., [Eastern Time], on             , 2016 (the “Record Date”) are receiving, at no charge, non-transferable subscription rights (the “Rights”) to subscribe for and purchase shares of Common Stock at a price of $[            ] per share.

Basic Subscription Right. As described in the accompanying Prospectus, each Recordholder will receive at no charge, one Right to purchase [●] of a share of common stock at a price of $[●] per share (the “Subscription Price”) for each whole share of our common stock owned by such Recordholder as of 5:00 p.m., [Eastern Time], on the Record Date. The Rights will expire if not exercised prior to 5:00 p.m., [Eastern Time], on             , 2016, unless extended (the “Expiration Time”). Only whole rights are exercisable. Fractional rights remaining after aggregating all of the rights distributed to you will be rounded down to the nearest whole number. You will not receive any payment with respect to fractional rights that are rounded down. Any excess subscription payments received by the Rights Agent will be returned, without interest, as soon as practicable. For example, if a holder of Rights owned 100 shares of Common Stock as of 5:00 p.m., [Eastern Time] on the Record Date, it would receive the right to purchase [●] shares of Common Stock for the Subscription Price.

Over-Subscription Privilege. In the event a holder purchases all of the shares of Common Stock available to him, her or it pursuant to the Basic Subscription Rights, he, she or it may also exercise an over-subscription privilege (the “Over-Subscription Privilege”) to purchase a portion of any shares of our Common Stock that are not purchased by our Recordholders through the exercise of their Basic Subscription Rights (the “Unsubscribed Shares”), subject to availability, purchase and ownership limits and the allocation process more fully described in the Prospectus. If sufficient shares of Common Stock are available, StemCells will seek to honor the over-subscription requests in full. If Over-Subscription Privilege requests exceed the number of shares of our Common Stock available, however, we will allocate the available shares pro rata among the Recordholders as of the record date exercising the Over-Subscription Privilege in proportion to the number of shares of our Common Stock each of those Recordholders owned on the Record Date, relative to the number of shares owned on the Record Date by all Recordholders as of the Record Date exercising the Over-Subscription Privilege. If this pro rata allocation results in any stockholder receiving a greater number of shares than the Recordholder subscribed for pursuant to the exercise of the Over-Subscription Privilege, then such Recordholder will be allocated only that number of shares for which the Recordholder oversubscribed, and the remaining shares will be allocated among all other Recordholders exercising the Over-Subscription Privilege on the same pro rata basis described above. The proration process will be repeated until all shares have been allocated.

Each Recordholder is required to submit payment in full for all the shares he, she or it wishes to buy pursuant to the Basic Subscription Right and the Over-Subscription Privilege. Because we will not know the total number of Unsubscribed Shares prior to the Expiration Time, if a Recordholder wishes to maximize the number of shares purchased pursuant to the Over-Subscription Privilege, the Recordholder will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of Unsubscribed Shares available to him, her or it, assuming that no stockholder other than the Recordholder has purchased any shares of Common Stock pursuant to their Basic Subscription Privileges.

The number of Rights to which you are entitled under your Basic Subscription Right is printed on the face of your Subscription Rights Certificate. You should indicate your wishes with regard to the exercise of your Rights by completing the appropriate portions of your Subscription Rights Certificate and returning the certificate to the Rights Agent in the envelope provided.

YOUR SUBSCRIPTION RIGHTS CERTIFICATES, OR NOTICE OF GUARANTEED DELIVERY, AND SUBSCRIPTION PRICE PAYMENT FOR EACH RIGHT THAT IS EXERCISED PURSUANT TO THE RIGHTS, INCLUDING FINAL CLEARANCE OF ANY CHECKS, MUST BE RECEIVED BY THE RIGHTS AGENT, ON OR BEFORE THE EXPIRATION TIME. ONCE A RIGHTSHOLDER HAS EXERCISED THE RIGHTS, SUCH EXERCISE MAY NOT BE REVOKED. RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION TIME OF THE RIGHTS OFFERING WILL EXPIRE.

Your prompt action is requested. To exercise your Rights, you should properly complete and sign the Subscription Rights Certificate and forward it, with payment of the full Subscription Price for each share of Common Stock subscribed for pursuant to the Basic Subscription Right and the Over-Subscription Privilege, to [Broadridge Corporate Issuer Solutions, Inc.], (the “Rights Agent,”) as indicated on the Subscription Rights Certificate and these Instructions. The Rights Agent must receive the materials and full payment prior to 5:00 p.m., [Eastern Time] on [EXPIRATION TIME], 2016 (the “Expiration Time”). A Rightsholder cannot revoke the exercise of Rights. Rights not exercised prior to the Expiration Time will expire.

1. Method of Subscription—Exercise of Rights

Subscription Rights. To exercise Rights, the properly completed and executed Subscription Rights Certificate evidencing such Rights with any signatures required to be guaranteed so guaranteed, together with payment in full of the Subscription Price for each share subscribed for pursuant to the Basic Subscription Right and the Over-Subscription Privilege, to the Rights Agent, to be received on or prior to the Expiration Time. Payment of the aggregate Subscription Price will be held in a segregated account to be maintained by the Rights Agent. All payments must be made in U.S. dollars for the full number of shares being subscribed for (a) check or bank draft payable to [Broadridge Corporate Issuer Solutions, Inc.] upon a U.S. bank, (b) postal, telegraphic or express money order payable to the Rights Agent, or (c) wire transfer of immediately available funds to accounts maintained by the Rights Agent for purposes of accepting subscriptions in the Rights Offering at [            ] (the “Subscription Account”). Any wire transfer should clearly indicate the identity of the subscriber who is paying the Subscription Price by wire transfer. Payments will be deemed to have been received upon (i) clearance of any uncertified check, (ii) receipt by the Rights Agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order or (iii) receipt of collected funds in the Subscription Account designated above. If paying by uncertified personal check, please note that the funds paid thereby may take five or more business days to clear. Accordingly, Rights holders who wish to pay the aggregate Subscription Price by means of uncertified personal check are urged to make payment sufficiently in advance of the Expiration Time to ensure that such payment is received and clears by such date and are urged to consider payment by means of certified or cashier’s check, money order or wire transfer of funds.

The Subscription Rights Certificate and payment of the aggregate Subscription Price if by check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order, or, if applicable, Notices of Guaranteed Delivery (as defined below) must be delivered to the Rights Agent by hand delivery, first class mail or courier service to:

By hand or overnight courier:

[Broadridge Corporate Issuer Solutions, Inc.

Attn: BCIS IWS,

51 Mercedes Way

Edgewood, NY 11717.

By mail:*

Broadridge Corporate Issuer Solutions, Inc.

Attn: Re-Organization Dept., P.O. Box 1317

Brentwood, NY 11717.

*	If your chosen delivery method is USPS Priority Mail or USPS Registered Mail, you must utilize the overnight courier address.

Delivery to an address other than the applicable address above does not constitute valid delivery.

If you have any questions, require assistance regarding the method of exercising Rights or require additional copies of relevant documents, please contact the Rights Agent, Broadridge Corporate Issuer Solutions, Inc. at (855) 793-5086.

By making arrangements with your bank or broker for the delivery of funds on your behalf, you may also request such bank or broker to exercise the Subscription Rights Certificate on your behalf. Alternatively, you may cause a written guarantee, a copy of which is being furnished to you (the “Notice of Guaranteed Delivery”), from a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, or from a commercial bank or trust company having an office or correspondent in the United States or from a bank, stockholder, savings and loan association or credit union with membership in an approved signature guarantee medallion program, pursuant to Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, (each, an “Eligible Institution”), to be received by the Rights Agent on or prior to the Expiration Time together with payment in full of the applicable Subscription Price. Such Notice of Guaranteed Delivery must state your name, the number of Rights represented by the Subscription Rights Certificate or Subscription Rights Certificates held by you, the number of shares being subscribed for pursuant to the Rights and that you will guarantee the delivery to the Rights Agent of any properly completed and executed Subscription Rights Certificate or Subscription Rights Certificates evidencing such Rights within three (3) business days following the date of the Notice of Guaranteed Delivery. If this procedure is followed, the properly completed Subscription Rights Certificate or Subscription Rights Certificates evidencing the Right or Rights being exercised, with any signatures required to be guaranteed so guaranteed, must be received by the Rights Agent within three (3) business days following the date of the Notice of Guaranteed Delivery. The Notice of Guaranteed Delivery may be delivered to the Rights Agent in the same manner as Rights Certificates at the address set forth above. Additional copies of the Notice of Guaranteed Delivery may be obtained upon request from the Rights Agent at the address set forth above, or by calling the Rights Agent at (855) 793-5086.

If you do not indicate the number of Rights being exercised, or do not forward full payment of the Subscription Price, then you will be deemed to have exercised your Rights with respect to the maximum number of whole Rights that may be exercised with the aggregate Subscription Price you delivered to the Rights Agent. If StemCells does not apply your full Subscription Price payment to your purchase of shares of Common Stock, the excess subscription payment received by the Rights Agent will be returned to you, without interest, as soon as practicable.

Nominee Holders. Brokers, custodian banks and other nominee holders of Rights who exercise the Basic Subscription Right and the Over-Subscription Privilege on behalf of beneficial owners of Rights will be required to certify to the Rights Agent and Stemcells, on a Nominee Holder Certification and in connection with the exercise of the Over-Subscription Privilege, as to the aggregate number of Rights that have been exercised pursuant to the Basic Subscription Right and the number of shares of Common Stock that are being subscribed for pursuant to the Over-Subscription Privilege, by each beneficial owner of Rights (including such nominee itself) on whose behalf such nominee holder is acting.

Insufficient or Excess Payment. If you do not indicate the number of shares being subscribed, or do not forward full payment of the aggregate Subscription Price, then you will be deemed to have exercised your Rights with respect to the maximum number of whole Rights that may be exercised with the aggregate Subscription Price you delivered to the Rights Agent. If your aggregate Subscription Price is greater than the amount you owe for exercise of your Basic Subscription Right in full, you will be deemed to have exercised your Over-Subscription Privilege to purchase the maximum number of Unsubscribed Shares with your over-payment. If we do not apply your full payment to your purchase of shares of Common Stock, the excess payment received by the Rights Agent will be returned to you, without interest, as soon as practicable.

StemCells can provide no assurances that each Recordholder will actually be entitled to purchase the number of shares of Common Stock requested through the exercise of the Over-Subscription Privilege. StemCells will not be able to satisfy any portion of a Recordholder’s exercise of the Over-Subscription Privilege if all of the holders of Common Stock and holders of Warrants exercise their Basic Subscription Rights in full, and we will only honor an Over-Subscription Privilege to the extent sufficient shares of Common Stock are available following the exercise of Rights under the Basic Subscription Rights.

To the extent the aggregate Subscription Price of the actual number of Unsubscribed Shares available to a Recordholder pursuant to the Over-Subscription Privilege is less than the amount the Recordholder paid in connection with the exercise of the Over-Subscription Privilege, the Recordholder will be allocated only the number of Unsubscribed Shares actually available to him, her or it, as soon as practicable after the Expiration Time, and the Recordholder’s excess subscription payment will be returned, without interest, as soon as practicable.

To the extent the amount the Recordholder paid in connection with the exercise of the Over-Subscription Privilege is less than the aggregate Subscription Price of the actual number of Unsubscribed Shares available to the Recordholder pursuant to the Over-Subscription Privilege, the Recordholder will be allocated the number of Unsubscribed Shares for which he, she or it actually paid in connection with the Over-Subscription Privilege.

2. Issuance of Common Stock

The following deliveries and payments will be made in the name and address shown on the face of your Subscription Rights Certificate, unless you provide instructions to the contrary in your Subscription Rights Certificate.

(a) Rights. As soon as practicable after the closing of the Rights Offering and the valid exercise of Rights, the Rights Agent will mail to each Rights holder that validly exercises the Subscription Rights representing shares of Common Stock purchased pursuant to the Basic Subscription Right and Over-Subscription Privilege.

(b) Excess Subscription Payments. As soon as practicable after the Expiration Time, any excess subscription payments received in payment of the Subscription Price by the Rights Agent will be mailed to each Rights holder, without interest.

3. Sale or Transfer of Rights

The subscription rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your subscription rights to anyone.

4. Execution

Execution by Registered Holder. The signature on the Subscription Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Subscription Rights Certificate without any alteration or change whatsoever. Persons who sign the Subscription Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Rights Agent in its sole and absolute discretion, must present to the Rights Agent satisfactory evidence of their authority to so act.

5. Method of Delivery

The method of delivery of Subscription Rights Certificates and payment of the aggregate Subscription Price to the Rights Agent will be at the election and risk of the Recordholder. However, if you elect to exercise your Rights, StemCells urges you to consider using a certified or cashier’s check, money order, or wire transfer of funds to ensure that the Rights Agent receives your funds prior to the Expiration Time. If you send an uncertificated check, payment will not be deemed to have been received by the Rights Agent until the check has cleared, but if you send a certified check, bank draft drawn upon a U.S. bank, a postal, telegraphic or express money order or wire or transfer funds directly to the Rights Agent’s account, payment will be deemed to have been received by the Rights Agent immediately upon receipt of such instruments and wire or transfer. Any personal check used to pay for shares of Common Stock must clear the appropriate financial institutions prior to the Expiration Time. The clearinghouse may require five or more business days. Accordingly, Recordholders that wish to pay the aggregate Subscription Price by means of an uncertified personal check are urged to make payment sufficiently in advance of the Expiration Time to ensure such payment is received and clears by such date.

The Rights Are Exercisable Until 5:00 P.M. Eastern Time

On [EXPIRATION TIME] Unless Extended.

Questions?

Please call Broadridge Corporate Issuer Solutions, Inc., the Rights Agent. The Rights Agent can be reached toll-free, at (855) 793-5068, Monday through Friday, between    :    a.m. and    :    p.m., Eastern Time.